Exhibit 23



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in Registration Statements Nos. 333-73376, 333-04295, 333-41768, and 333-88914 on Form S-8 and Registration
Statements  Nos.  033-92218,   333-47041,   333-90395,   333-62830,   333-97831,
333-104882, 333-108947, and 333-131092 on Form S-3 of our report dated March 10,
2006, except for the effect of the second paragraph of Note 22 as to which the date is December 26, 2006, relating to the financial statements, and financial statement schedules of CBL & Associates Properties, Inc. and to our report dated March 10, 2006 relating to management's report on the effectiveness of internal control over financial reporting, appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of CBL & Associates Properties, Inc. for the year ended December 31, 2005.



/s/ DELOITTE & TOUCHE LLP


Atlanta, Georgia
December 26, 2006